ACCOUNTANT'S CONSENT




To the Stockholders and Board of Directors of Tasty Fries, Inc.


We consent to the use of our Independent Auditor's Report dated March 30, 1999 and accompanying financial statements of Tasty Fries, Inc. for the year ended January 31, 1999 and 1998. The Report will be included in the Form SB-2 Amendment No. 3, which is to be filed with the Securities and Exchange Commission for Tasty Fries, Inc.







Schiffman Hughes Brown, PC
Certified Public Accountants
Blue Bell, Pennsylvania
August 4, 2000